                                                                   EXHIBIT 10.13

                                   P * P * V

                          PACIFIC PAY VIDEO (HK) LTD
                  1428 PRINCE'S BUILDING, CENTRAL, HONG KONG
                    TEL (852) 525 0788  FAX (852) 522 7872


7 September, 1994

Mr. Madhu Rao
Group Financial Controller
Shangri-La Hotels & Resorts
15/F, Nat West Tower
Times Square
1 Matheson Street
Causeway Bay


Dear Madhu:

Please find enclosed our revised standard installation agreement applying to all Shangri-La Hotels & Resorts.

Below are additional agreed terms and conditions between Pacific Pay Video & Shangri-La Hotels which are to be attached to the contract:

* PPV will install On Command Video in all Shangri-La Hotels within the Asia Pacific Region listed in Exhibit A, s(1) and will endeavour to promote the On Command Video System to the hotels listed in Exhibit A, S(2). Any future properties developed or acquired by Shangri-La Hotels will also be able to apply the standard installation agreement to the property at a time mutually agreed by the two parties.

* Installation in all properties will take place according to the Installation Schedule listed in Attachment A, s(1) & s(2).

* PPV agree to offer individual Hotel properties 21" TV's fully installed as part of the system. Such an option would require a change to the term of the Agreement and changes in other terms and conditions.

* PPV will supply approximately 30-40 on-demand titles in hotels of less than 350 rooms and 50-60 on-demand titles in hotels with above 350 rooms (based on the appropriate number of movie titles in our junior and senior systems.)

* PPV agree to supply one Free to Guest Channel, playing four rotating movies. The individual hotel property has the option of paying on Available or Occupied rooms, whichever is the lower on a monthly basis. The charge for the Free to Guest Channel is [***] per available room per day or [***] per occupied room per day. Shangri-La Hotels & Resorts agree to continue to include Free to Guest programming for the entire term of the contract.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

* The On Command Video user interface features easy-to-use, interactive graphics. PPV will provide a choice of up to three languages, including English (determined by each hotel separately) for the "menu" screens that guide the guest through the selection process.

* PPV agree that should any system-wide technology enhancements be made (e.g. improving existing guest services modules), PPV will agree to supply these to the Shangri-La within a mutually agreed time frame at no charge.

* PPV agree that should functionality that would substantially improve the guest amenity or revenue potential be installed by a competitor in any country in which PPV has an installation, PPV will agree to implement equivalent or better functionality in a mutually agreed time frame at a mutually agreed cost.

* PPV agree to supply Video Games to the hotels as and when available. The hotel would receive a commission equal to the movie commission.

* PPV agree to supply Interactive Shopping to the hotels as and when available. The hotel would receive a commission equal to the movie commission on PPV's operating income generated from shopping sales.

* Contract term is five years from Installation. PPV will during the term be the exclusive supplier of on demand video entertainment.

* The Hotels will receive their commission and bonus according to the following schedule:

FLOOR COMMISSION                        [***] available room/month
(Guaranteed to each hotel)

COMMISSION %                            [***]
(Based on Revenue less denials)

INITIAL BONUS THRESHOLD                 [***]
                                        (Net Revenue after denials/available
                                         room/day)

This would be computed on an annual basis for the individual property for all incremental movie sales above the [***] threshold, the Commission Rate above Threshold would apply. This threshold will automatically increase by [***].

COMMISSION RATE ABOVE THRESHOLD         [***]

 .    The Price of Movies to the guest will be the local equivalent to approximately [***].

 .    PPV agree to invest up to [***] per property for any necessary upgrades to the Master Antenna TV System which may be required for proper operation of the system. Should an individual property require less than [***] for upgrades the balance remaining may be re-allocated to another properties upgrade. This will be jointly coordinated by PPV and Shangri-La Hotels & Resorts. PPV will submit an upgrade

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

proposal for each individual hotel property prior to any alterations or modifications to the existing system. Should any necessary upgrades in any individual property exceed [***], at the hotel's request, PPV will arrange to pay providing that the hotel agrees that PPV will receive the hotel's share of system revenue until the full cost is recovered. It is agreed that should the upgrade cost exceed [***] on any individual property, such a property may be excluded from the Installation Agreement at no penalty to Shangri-La Hotel Group.

* PPV agree to provide an additional reserve of [***] to be allocated towards upgrade costs for hotel MATV systems at individual properties that go above the US [***] fund. This can be distributed as the Shangri-La Hotel Group sees fit.

* PPV's System and the Hotels' Property Management System will be interfaced. Shangri-La Hotels & Resorts is responsible for any interface protocol installation or maintenance charges imposed by the PMS software vendor.

* PPV will supply Guest Services including automatic posting,, guest messaging, folio review/checkout, breakfast ordering, video surveys, housekeeping & minibar posting at no charge to the hotel.

If you are in agreement to the following terms and conditions discussed above and included in the standard Installation Agreement, please so indicate by signing in the space provided below, initial all pages of the Installation Agreement and sign in the space provided on the Installation Agreement.

I look forward to your reply. If you have any questions, please do not hesitate to contact me.


Sincerely,


/s/ Alison J. Thorpe
Alison J Thorpe
Regional Manager
- ----------------
Pacific Pay Video (HK) Ltd.

cc:  Mr. David Hayden - Managing Director/CEO
     Ms. Inge Krieg - Group Director of Rooms
     Bob Creager, PPV
     Eric Sternberg, PPV

APPROVED AND AGREED TO:
SHANGRI-LA HOTELS & RESORTS

By ________________________

Title _____________________

Date ______________________


*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

EXHIBIT A

SHANGRI-LA IMPLEMENTATION SCHEDULE

The dates that follow indicate the earliest possible dates on which Pacific Pay Video commits to installation.

1.     INSTALLATION SCHEDULE - CONFIRMED BY SHANGRI-LA HOTELS & RESORTS

Hotel                                             Installation
- -----                                             ------------
[***]                                             [***]

2.   INSTALLATION SCHEDULE - TO BE PROMOTED TO INDIVIDUAL PROPERTIES

Hotel                                             Installation
- -----                                             ------------
[***]                                             [***]

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.